Exhibit 4.37

/Emblem of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM,
INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS

LICENSE

No. 92135

Details of the licensee:

Open Joint-Stock Company

“Mobile TeleSystems”

Principal place of business (residence):

109147, Moscow, Marksistskaya st., bldg. 4

Service description:

Local telephone communication services

using payphones.

The license includes Licensing Requirements executed in 2 pages

This license is valid October 12, 2011 through October 12, 2016

The beginning of service rendering (not later)	October 12, 2013

Head of Permitting Activities Department in the Sphere of Communications	/Signature/ V.N. Ugryumova

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS

PSRN 1087746736296

Federal Service for Supervision in the Sphere of Telecom, Information Technologies And Mass Communications

Conditions for Performance of Activities

under Licence No. 92135

1. Open Joint-Stock Company “Mobile TeleSystems” (the licensee) shall comply with the validity period of this License.

2. The licensee shall begin communication service rendering in accordance with this license not later than October 12, 2013.

3. The licensee shall render communication services in accordance with this License only in Moscow Region.

4. The licensee shall provide the subscriber with the following services in accordance with this License*:

a) local telephone connections for voice data communication;

b) access to telematic communication services and local, intercity and international telephone services, as well as to data communication services, excluding the data communication services for the purposes of voice data communication;

c) access to the information service system;

d) free-of-charge 24-hour telephone access to emergency services.

5. The licensee shall render communication services in accordance with the rules for rendering of communication services approved by the Government of the Russian Federation.

6. 6.                          The licensee shall comply with the rules of the communications network connection and interaction, approved by the Government of the Russian Federation, when providing the communication services, connecting the local telephone network(s) of the licensee to the public communication network, connecting other communication networks to the local telephone network(s) of the licensee, transferring and keeping records of traffic in the local telephone network(s) of the licensee, transferring and keeping records of traffic from/to communication network(s) of other operators.

7. This license has been issued following the processing results of the license issuance application, without bidding (auction, tender, etc). The licensing requirements are not specified for the performance of liabilities accepted by the licensee when participating in the bidding (auction, tender, etc) to obtain this license.

8. The radio-frequency spectrum is not used in the provision of communication services hereunder.

9. The licensee shall have a network management system of its own, meeting the network management regulations established by the Federal executive body in the sphere of telecommunications.

10. The licensee shall meet the requirements for communication networks and facilities, established by the Federal executive authority by agreement with authorized government bodies engaged in the special investigative activities, for the purpose of carrying out such activities and other measures to prevent the disclosure of organizational and tactical methods of such activities.

11. The licensee is not a universal service operator. The licensing requirements are not specified for the provision of universal services subject to universal service contracts concluded with the authorized executive body.

12. The licensee shall provide information on the calculating basis of the mandatory deductions (non-tax payments) to the universal service reserve in such manner and form as established by the Federal Executive Authority in the sphere of telecommunications.

* Service rendering specified in this License may be followed by rendering other services technologically inextricably connected with communication service for the purposes of cable casting and focused on increase of consumption value thereof, if there is no necessity in the separate License.

Laced, numbered and sealed 3 ( three ) sheets

Head of Department, Maintenance of Registers of Radiofrequency Assignments and Telecommunications Licenses

(signature) I. Yu. Zavidnaya.

NOV 11, 2011.

Official seal:
MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION
FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS
PSRN 1087746736296